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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

PING IDENTITY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Shareholders,

        We are pleased to invite you to attend our first Annual Meeting of Shareholders of Ping Identity Holding Corp. ("Ping Identity" or the "Company") to be held on

  Wednesday, May 6, 2020, at 8 a.m. (MDT)
  1001 17th Street
  Birch Conference Room, Ground Floor
  Denver, Colorado 80202*

        The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

  1.
  to elect three nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Ping Identity (the "Board");

  2.
  to approve, by an advisory vote, to retain the classified structure of the Board;

  3.
  to approve, by an advisory vote, to retain the supermajority voting standards in the Ping Identity Amended and Restated Certificate of Incorporation and the Ping Identity Amended and Restated Bylaws;

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP as Ping Identity's independent registered public accounting firm for the year ending December 31, 2020; and

  5.
  to transact other business as may properly come before the meeting or any adjournment of the meeting.

        We will provide access to our proxy materials via the Internet at www.proxyvote.com rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Thursday, March 26, 2020 to all shareholders entitled to vote at the Annual Meeting. Shareholders who prefer a paper copy of the proxy materials may request one on or before April 25, 2020 by following the instructions provided in the notice we will send.

        Our Board has set the record date as March 9, 2020. Only shareholders that owned Ping Identity common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Ping Identity's shareholders of record will be available at our corporate headquarters located at 1001 17th Street, Suite 100, Denver, Colorado 80202.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

Andre Durand
Chief Executive Officer

*
As part of our precautions regarding the novel coronavirus (COVID-19), we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

        The 2020 annual meeting of shareholders of PING IDENTITY HOLDING CORP. will be held at 1001 17th Street, Birch Conference Room, Ground Floor, Denver, Colorado 80202 on Wednesday, May 6, 2020*, at 8 a.m. (MDT) for the following purposes:

  1.
  to elect three nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board;

  2.
  to approve, by an advisory vote, to retain the classified structure of the Board;

  3.
  to approve, by an advisory vote, to retain the supermajority voting standards in the Ping Identity Amended and Restated Certificate of Incorporation and the Ping Identity Amended and Restated Bylaws;

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP as Ping Identity's independent registered public accounting firm for the year ending December 31, 2020; and

  5.
  to transact other business as may properly come before the meeting or any adjournment of the meeting.

        A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 6, 2020, at 1001 17th Street, Suite 100, Denver, Colorado 80202.

By Order of the Board of Directors

LAUREN ROMER
 Chief Legal Officer and Secretary

*
As part of our precautions regarding the novel coronavirus (COVID-19), we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:
Why did I receive these materials?

        The Board of Ping Identity is soliciting your proxy to vote at our 2020 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the Record Date, March 9, 2020, are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Ping Identity.

        Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission ("SEC") rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

        Householding.    The SEC's rules permit us to print an individual's multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Corporate Issuer Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q:
Who will be entitled to vote?

        Shareholders who own shares of our common stock as of the Record Date, March 9, 2020, are entitled to vote at the Annual Meeting. As of the Record Date, Ping Identity had approximately 79.7 million shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q:
What will I be voting on?

        You will be voting on:

  1.
  the election of three Class I directors to serve on the Board until the 2023 Annual Meeting and until their successors are duly elected and qualified;

  2.
  the approval, by an advisory vote, of the retention of the classified structure of the Board;

  3.
  the approval, by an advisory vote, of the retention of the supermajority voting standards in the Ping Identity Amended and Restated Certificate of Incorporation and the Ping Identity Amended and Restated Bylaws;

  4.
  the ratification of the appointment of PricewaterhouseCoopers LLP as Ping Identity's independent registered public accounting firm for the year ending December 31, 2020; and

  5.
  any other business as may properly come before the meeting or any adjournment of the meeting.

Q:
How does the Board recommend I vote on these matters?

        The Board recommends you vote:

  1.
  FOR the election of David. A. Breach, Michael Fosnaugh and Brian Sheth as Class I directors;

  2.
  FOR the approval, by an advisory vote, of the retention of our classified Board structure;

  3.
  FOR the approval, by an advisory vote, of the retention of the supermajority voting standards in the Ping Identity Amended and Restated Certificate of Incorporation and the Ping Identity Amended and Restated Bylaws; and

  4.
  FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2020.

Q:
How do I cast my vote?

        Beneficial Shareholders.    If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

        Registered Shareholders.    If you hold shares in your own name, you are a registered shareholder and may vote by written ballot at the Annual Meeting or by proxy before the Annual Meeting in the following ways:

  1.
  via the Internet at www.proxyvote.com;

  2.
  by phone by calling 1-800-690-6903; or

  3.
  by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 5:00 p.m. (EDT) on May 5, 2020.

Q:
Can I access the proxy materials electronically?

        Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:

  1.
  view our proxy materials for the Annual Meeting on the Internet; and

  2.
  instruct us to send our future proxy materials to you electronically by e-mail.

        Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on March 26, 2020.

        Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q:
How may I change or revoke my proxy?

        Beneficial Shareholders.    Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

        Registered Shareholders.    Registered shareholders may change a properly executed proxy at any time before its exercise by:

  1.
  delivering written notice of revocation to the Chief Legal Officer and Secretary at our principal executive offices at 1001 17th Street, Suite 100, Denver, Colorado 80202;

  2.
  submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

  3.
  voting in person at the Annual Meeting.

Q:
Who can attend the Annual Meeting?

        Subject to space availability, all common shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. (MDT). If you attend, please note that you may be asked to present valid photo identification, such as a driver's license or passport.

        Please also note that if you are a beneficial shareholder (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

        Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

        As part of our precautions regarding the novel coronavirus (COVID-19), we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance.

Q:
What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1—ELECTION OF DIRECTORS

        A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

        The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

Q:
When will the results of the vote be announced?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q:
What is the deadline for submitting a shareholder proposal or director nomination for the 2021 Annual Meeting?

        Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Ping Identity's proxy statement and form of proxy for the Ping Identity's 2021 annual meeting of shareholders, to be held in 2021, must be received by Ping Identity at our principal executive offices at 1001 17th Street, Suite 100, Denver, Colorado 80202 no later than the close of business on November 26, 2020. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2021 (but not include it in Ping Identity's proxy materials) must provide written notice of such proposal to the Chief Legal Officer and Secretary at Ping Identity's principal executive offices no later than the close of business on February 5, 2021 and not earlier than the close of business on January 6, 2021, assuming Ping Identity does not change the date of the 2021 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2020 Annual Meeting. If so, Ping Identity will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Ping Identity's Amended and Restated Bylaws and be submitted in writing to the Secretary at Ping Identity's principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our certificate of incorporation (our "Certificate") provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

        The following table sets forth the director class, name, age as of March 9, 2020, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David A. Breach	I	53	Director	2019	2020	2023
Michael Fosnaugh	I	41	Director	2016	2020	2023
Brian N. Sheth	I	44	Chairman	2016	2020	2023
Rod Aliabadi	II	35	Director	2016	2021
Clifford Chiu	II	61	Director	2017	2021
Andre Durand	II	52	Chief Executive Officer and Director	2016	2021
Lisa Hook	III	62	Director	2019	2022
John McCormack	III	60	Director	2016	2022
Yancey L. Spruill	III	52	Director	2019	2022

        We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology.

        The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee's differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the Compensation and Nominating Committee carefully considers diversity when determining Board composition, it has not established a formal policy regarding diversity. The Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all shareholders without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a national, publicly-traded company; and (6) has the ability to apply sound and independent business judgment.

        The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Conduct for the Board of Directors, the Corporate

Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board's oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board's ability to exercise its oversight function for Ping Identity and its shareholders, and guide the long-term sustainable, dependable performance of Ping Identity.

        Subject to any earlier resignation or removal in accordance with the terms of our Certificate, bylaws and Director Nomination Agreement (as defined and discussed below) with our sponsor, Vista Equity Partners ("Vista"), our Class I directors will serve until this first Annual Meeting of shareholders, our Class II directors will serve until the second annual meeting of shareholders, and our Class III directors will serve until the third annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista holds in the aggregate (directly or indirectly) 40% or more of voting power of the then outstanding shares of our capital stock then entitled to vote generally in the election of directors ("Voting Stock"). If Vista no longer holds in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of stock entitled to vote thereon. In addition, our bylaws provide Vista with the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the Voting Stock.

Director Nomination Agreement

        In connection with our initial public offering (the "IPO"), we entered into a director nomination agreement (the "Director Nomination Agreement") with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owned as of the completion of our IPO. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement specifically provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista upon completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company's capitalization (such amount of shares, as adjusted, "the Original Amount"); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista's nominees must comply with applicable law, stock exchange rules and our Corporate Governance Guidelines. In addition, Vista is entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of the director's term regardless of Vista's beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law, stock exchange rules and our Corporate Governance Guidelines. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Shareholder Recommendations for Director Nominees

        The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2021 Annual Meeting, nominations may be submitted to Ping Identity Holding Corp., 1001 17th Street, Suite 100, Denver, Colorado 80202, Attn: Chief Legal Officer and Secretary, and such nominations will then be forwarded to the Chairman of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 5, 2021 and not earlier than the close of business on January 6, 2021. Recommendations must also include certain other procedural requirements as specified in our bylaws.

        When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board's capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David A. Breach	I	53	Director	2019	2020	2023
Michael Fosnaugh	I	41	Director	2016	2020	2023
Brian N. Sheth	I	44	Chairman	2016	2020	2023

        Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

        The Board Recommends that you vote "FOR" each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2023 Annual Meeting.

        David Breach has served on our Board since March 2019. Mr. Breach is the Chief Operating Officer, Chief Legal Officer and a Senior Managing Director at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis's San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Principal of Vista and sits on Vista's Private Equity Funds' Investment Committees. Mr. Breach also sits on the boards of Vista portfolio companies Solera Holdings Inc., MediaOcean LLC, and Vertafore, Inc. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach's extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.

        Michael Fosnaugh has served on our Board since June 2016. Mr. Fosnaugh is a Senior Managing Director at Vista. Mr. Fosnaugh is co-head of the Chicago office, is the co-head of Vista's Flagship Fund and sits on the Vista Flagship Funds' Investment Committee. Mr. Fosnaugh was actively involved in Vista's investments in Forcepoint, MRI Software, SirsiDynix, Sunquest Information Systems. Websense and Zvwaye. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves on the board of several of Vista's private portfolio companies, including Acquia Inc., Advicent Solutions Inc., Alegeus Technologies Holdings Corp., EAB Global Inc., Greenway Health, LLC, Integral Ad Science Inc., Jamf Software LLC, MediaOcean LLC and PlanSource Benefits Administration, Inc. Mr. Fosnaugh received a bachelor's degree in economics from Harvard College. Mr. Fosnaugh's extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, make him a valuable member of our Board.

        Brian N. Sheth has served on our Board since June 2016. Mr. Sheth co-founded Vista Equity Partners in 2000. Mr. Sheth is currently the President and a Senior Managing Director of Vista Equity Partners and the vice-chairman of the Vista Private Equity Funds' investment committees. Prior to founding Vista in 2000, Mr. Sheth worked at Bain Capital, where he focused on leveraged buyouts of technology companies, and also worked at Goldman, Sachs & Co. and Deutsche Morgan & Grenfell Group, where he advised clients in a variety of industries, including software, hardware, semiconductors and online media. Mr. Sheth currently serves as a director of several of Vista's private portfolio companies, including Infoblox, Inc., TIBCO Software, Inc., Apptio, Inc. and Datto, Inc. Mr. Sheth received a bachelor's degree in economics from the University of Pennsylvania. Mr. Sheth's board and advisory experience, coupled with his senior management experience as the President of Vista and his extensive experience in the areas of technology, finance, marketing, business transactions and mergers and acquisitions, make him a valuable member of our Board.

Continuing Directors

        Rod Aliabadi has served on our Board since June 2016. Mr. Aliabadi is a Senior Vice President at Vista. Prior to joining Vista in 2008, Mr. Aliabadi worked at the Stanford Genome Technology Center, focusing on the development of nanotechnology-driven diagnostics. Mr. Aliabadi currently serves on the board of several of Vista's private portfolio companies, including EAB Global Inc., Integral Ad Science Inc. and Market Track, LLC. Mr. Aliabadi received a bachelor of engineering in biomedical engineering from Vanderbilt University. Mr. Aliabadi's extensive experience in the areas of corporate strategy, technology, finance and engineering, as well as his experience on the boards of other technology and software companies, make him a valuable member of our Board.

        Clifford K. Chiu has served on our Board since January 2017. Mr. Chiu is a corporate director and private investment firm senior advisor, including to Vista, as well as a board or committee appointee to government bodies and non-governmental organizations in the financial services, enterprise software, data and technology-enabled solutions, healthcare, education, social welfare and the arts sectors located in the United States and Hong Kong. Prior to that, Mr. Chiu was a partner at Kohlberg Kravis Roberts & Co., an investment firm that specializes in alternative assets, until his retirement in 2014. Over his 39-year career in the financial services industry, Mr. Chiu has held a number of public and private leadership positions. Mr. Chiu currently is a member of the Advisory Panel of Cyberport.hk in Hong Kong, an innovative digital community with 1,000 digital tech companies. Mr. Chiu is currently a director of Apptio, Inc., 7Park Data, Finastra plc, TIBCO Software, Inc., Infoblox, Inc., Regulatory DataCorp., Inc., and was previously on the board of Cambium Learning Group, a formerly publicly-traded education company, and Hsin Chong Construction Group. Mr. Chiu received a master's of business administration from the University of Chicago and a bachelor's degree in economics from the University of Pennsylvania. Mr. Chiu's board experience, coupled with his extensive experience in the financial services industry and with technology companies, make him a valuable member of our Board.

        Andre Durand has served as our Chief Executive Officer since founding Ping Identity Corporation in 2001. Prior to founding Ping Identity Corporation, in 2000 Mr. Durand founded Jabber, Inc., an instant messaging open source platform used by businesses globally. Mr. Durand earned a bachelor's degree in biology and economics from the University of California at Santa Barbara. We believe Mr. Durand is qualified to serve on our Board because of his extensive knowledge of our business and strategy, as well as his experience in the technology industry and leadership role with us as our Chief Executive Officer.

        Lisa Hook has served on our board since August 2019. Ms. Hook served as president and chief executive officer of Neustar, Inc., a technology company, from October 2010 until July 2018 and as president and chief operating officer from January 2008 until October 2010. She joined the Neustar board in 2010 and continued to serve in that capacity until July 2019. Previously, Ms. Hook served as president and chief executive officer of Sunrocket, Inc.; held several executive-level posts at America Online, Inc.; was a partner at Brera Capital Partners, a global private equity investment firm; was managing director of Alpine Capital Group, LLC, an investment banking firm; held several executive positions at Time Warner, Inc.; was legal advisor to the Chairman of the Federal Communications Commission; and was a senior attorney at Viacom International, Inc. Ms. Hook serves on the boards of Philip Morris International, a publicly-traded leading international tobacco company, Fidelity National Information Services Inc., a publicly-traded global leader in banking and payment solutions; Unisys Corporation, a publicly-traded global information technology company; CubeIQ, a private company in the location intelligence space; and is a senior advisor on the Advisory Board of Trilantic Capital Partners. Ms. Hook has previously served as Senior Independent Director of RELX PLC and RELX NV, providers of information solutions, Covad Communications, Time Warner Telecom, K-12 Inc. and National Geographic Ventures. She currently serves on the National Security Telecommunications Advisory Committee to which she was appointed in 2012 by President Obama. Ms. Hook received a juris doctorate from Dickinson School of Law at Pennsylvania State University and a bachelor's degree from Duke University. Ms. Hook's extensive board experience, her experience as an executive for both private and public companies and her experience in the identity, security and data privacy space make her a valuable member of our Board.

        John McCormack has served on our Board since June 2016. Mr. McCormack is an operating executive at Marlin Equity Partners, a global investment firm, and was the chairman and interim chief executive officer of Fidelis CyberSecurity, a cybersecurity firm that specializes in threat detection, from January 2017 to July 2018. Mr. McCormack also was an advisor to the board of Forcepoint LLC (formerly Raytheon—Websense), a cyber security firm, from April 2016 to December 2016. From 2013 to 2016, Mr. McCormack was the chief executive officer of Forcepoint LLC and served as president prior to that. Mr. McCormack was previously the chairman of the Board of AppRiver, a company that specializes in cloud-based cybersecurity, until the sale of the company in 2019. Mr. McCormack received a master's degree in information management from The George Washington University and a bachelor's degree in computer science from the University of New Hampshire. Mr. McCormack's board and advisory experience, coupled with his senior management experience at technology companies, and his extensive experience and leadership at technology companies, make him a valuable member of our Board.

        Yancey L. Spruill has served on our board since March 2019. Mr. Spruill is currently the chief executive officer of DigitalOcean, Inc. Mr. Spruill was the chief operating officer and chief financial officer of SendGrid, Inc., a formerly publicly-traded provider of e-mail marketing services, where he served from June 2015 until its February 2019 sale to publicly-traded Twilio, Inc. Prior to joining SendGrid, Inc., Mr. Spruill served as chief financial officer at TwentyEighty, Inc., a provider of training and performance improvement solutions, from September 2014 to June 2015. From August 2004 to September 2014, Mr. Spruill served as executive vice president and chief financial officer at DigitalGlobe, Inc., a formerly publicly-traded provider of geospatial information products and services. Mr. Spruill also served on the board of directors for Rally Software Development Corp., a formerly publicly-traded provider of agile development software, from 2014 until its acquisition by CA, Inc. in 2015, and currently serves on the boards of Allscripts Healthcare Solutions, Inc., a publicly-traded electronic healthcare records technology company, and Zayo Group Holdings, a publicly-traded provider of telecommunications infrastructure services. Mr. Spruill received a bachelor of electrical engineering from the Georgia Institute of Technology and a master's of business administration from the Amos Tuck School of Business at Dartmouth College. Mr. Spruill's extensive financial expertise, leadership experience, experience with serving on boards of other technology companies and significant experience in the technology industry and at other technology companies, make him a valuable member of our Board.

Independence Status

        The listing standards of the New York Stock Exchange (the "NYSE") require that, subject to specified exceptions, each member of a listed company's Audit Committee, Compensation Committee and Nominating Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

        Our Board has determined that Ms. Hook and Messrs. McCormack and Spruill meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his independence, including beneficial ownership of our common stock.

Controlled Company Status

        Vista controls a majority of our outstanding common stock. As a result, we will remain a "controlled company". Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the listing on the NYSE of our common stock:

  1)
  we have a Board that is composed of a majority of "independent directors", as defined under the rules of such exchange; and

  2)
  we have a Compensation and Nominating committee that is composed entirely of independent directors.

        We intend to continue to rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you as a shareholder may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Meetings and Committees

        We closed our initial public offering in September 2019. For the year ended December 31, 2019, our Board held one meeting. Our Audit Committee and our Compensation and Nominating Committee were each formed in connection with our initial public offering and therefore only held one meeting during 2019. In 2019, each director attended 100% of the meetings of the Board during such director's tenure and the total number of meetings held by any of the committees of the Board on which the director served.

        Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Rod Aliabadi	✓
David A. Breach		✓
Clifford K. Chiu
Andre Durand
Michael Fosnaugh		✓
(Chair)
Lisa Hook		✓
John McCormack	✓
Brian N. Sheth		✓
Yancey L. Spruill	✓
(Chair)

Audit Committee

        The Audit Committee is responsible for, among other matters:

  1)
  appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

  2)
  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  3)
  reviewing our policies on risk assessment and risk management;

  4)
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

  5)
  reviewing the adequacy of our internal control over financial reporting;

  6)
  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

  7)
  recommending, based upon the Audit Committee's review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

  8)
  monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

  9)
  preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

  10)
  reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

  11)
  reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

        Our Board has affirmatively determined that Messrs. McCormack and Spruill meet the definition of "independent director" for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Spruill qualifies as an "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investor.pingidentity.com. Our website is not part of this notice.

Compensation and Nominating Committee

        The Compensation and Nominating Committee is responsible for, among other matters:

  1)
  annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

  2)
  evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

  3)
  reviewing and approving the compensation of our other executive officers;

  4)
  appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

  5)
  conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

  6)
  annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

  7)
  reviewing and establishing our overall management compensation, philosophy and policy;

  8)
  overseeing and administering our compensation and similar plans;

  9)
  reviewing and making recommendations to our Board with respect to director compensation;

  10)
  reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

  11)
  developing and recommending to our Board criteria for board and committee membership;

  12)
  subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board's committees;

  13)
  developing and recommending to our Board best practices and corporate governance principles;

  14)
  developing and recommending to our Board a set of corporate governance guidelines; and

  15)
  reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

        The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investor.pingidentity.com. Our website is not part of this notice.

Board Leadership Structure

        The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent, Vista-affiliated and management directors that make up our Board, along with the role of our Chairman and our Board committee composition, benefits Ping Identity and its shareholders.

Independence; Board Mix

        Our Board has an effective mix of independent and management directors. Our Board includes three independent directors, our Chief Executive Officer, Andre Durand, Clifford Chiu and four representatives from our majority shareholder, Vista, including our current Chairman Mr. Sheth.

Chairman

        Our bylaws provide that Vista has the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of our Voting Stock. Mr. Sheth has been our Chairman since our IPO. Mr. Sheth has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including technology, finance, marketing, business transactions and mergers and acquisitions. This knowledge and experience gives Mr. Sheth the insight necessary to navigate the responsibilities of strategic development and execution.

Self-Evaluation

        Our Compensation and Nominating Committee was established at the time of our IPO in September 2019. Going forward, our Compensation and Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chairman. The evaluation will focus on the Board's and the committees' contributions to Ping Identity, with an enhanced focus on areas in which the Board or management believes that the Board could improve.

        As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for Ping Identity and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Risk Oversight

        The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company and provides regular updates to the Audit Committee and annual updates to the full board on the risk management program and reports on the identified high priority risks and opportunities.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of ethics is available on our website at investor.pingidentity.com/governance/governance-documents/. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationships exist between the members of our Board and the Board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

        Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-Vista directors as a group, by sending regular mail to:

        Ping Identity Holding Corp.
1001 17th Street, Suite 100
Denver, Colorado 80202
ATTN: Board of Directors
c/o Chief Legal Officer and Secretary

        Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Ping Identity will receive the communications and process them before forwarding them to the addressee. Ping Identity may also refer communications to other departments within Ping Identity. Ping Identity generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Ping Identity.

EXECUTIVE OFFICERS

        Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Ping Identity as of March 9, 2020:

Name	Age	Position
Andre Durand	52	Chief Executive Officer
Raj Dani	50	Chief Financial Officer
B. Kristian Nagel	53	Chief Operating Officer
Lauren Romer	43	Chief Legal Officer and Secretary
Bernard Harguindeguy	61	Chief Technology Officer

        Andre Durand is the Chief Executive Officer and a member of our Board. His biography can be found above under "Board of Directors and Corporate Governance—Continuing Directors."

        Raj Dani has served as our Chief Financial Officer since 2016. Before joining Ping Identity Corporation, Mr. Dani served as chief financial officer of AVI-SPL, Inc., a systems integration firm from 2014 to 2016. Prior to that, Mr. Dani held senior positions within technology services companies and began his career with PricewaterhouseCoopers LLP, serving in its audit and transaction advisory practices. Mr. Dani earned a master's degree in accounting from the University of Florida and a bachelor's degree in business administration from Emory University. Mr. Dani is an actively licensed certified public accountant.

        B. Kristian Nagel has served as our Chief Operating Officer since December 2018. Before serving in this role, Mr. Nagel was chief executive officer for Vindicia, Inc. from 2016 to 2018 and was responsible for all of its strategic and daily operations. Prior to that, Mr. Nagel was special vice president—field operations for Vindicia, Inc. from 2008 to 2016. Prior to that, Mr. Nagel held a number of senior leadership positions in both venture-backed and public companies. Mr. Nagel began his career with Apple Inc. after earning a master's of business administration from San Jose State University and a bachelor's degree in Management Information Systems at Pennsylvania State University.

        Lauren Romer has served as our Chief Legal Officer since 2018, after initially joining Ping Identity Corporation as our Director of Legal Affairs in 2010. Before joining Ping Identity Corporation, Ms. Romer served as corporate counsel at Collective Intellect, Inc. from 2009 to 2010. Prior to that, Ms. Romer also worked as a corporate associate at Cooley LLP from 2005 to 2009. Ms. Romer earned a bachelor's degree in public policy studies from Duke University, a master's degree in higher education administration from Florida State University and a juris doctorate from the University of Denver's Sturm College of Law, Order of St. Ives.

        Bernard Harguindeguy has served as our Chief Technology Officer since 2018, by way of our acquisition of Elastic Beam, where Mr. Harguindeguy served as chief executive officer after founding it in 2014. Prior to that, Mr. Harguindeguy served as chairman, president and chief executive officer at Atlantis Computing from 2009 to 2014. Prior to that, Mr. Harguindeguy served as the chairman of a number of technology companies. Mr. Harguindeguy earned a bachelor's degree in electrical engineering from the University of California Irvine, where he was inducted into the Engineering Hall of Fame, and a master's degree in engineering management from Stanford University.

 EXECUTIVE AND DIRECTOR COMPENSATION

        The following section provides compensation information pursuant to the scaled disclosure rules applicable to "emerging growth companies" under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Named Executive Officers

        Our Chief Executive Officer and our two other most highly compensated officers for the year ended December 31, 2019, who we refer to as our "Named Executive Officers," are

Named Executive Officer	Position
Andre Durand	Chief Executive Officer
B. Kristian Nagel	Chief Operating Officer
Raj Dani	Chief Financial Officer

Executive Compensation

Summary Compensation Table

        The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the past two fiscal years.

Name and principal position	Year	Salary	Option awards(1)	Bonus(2)	Nonequity incentive plan compensation(3)	All Other Compensation(4)	Total
Andre Durand, Chief Executive Officer(5)	2019	$414,583	—	$53,660	$211,938	—	$680,181
	2018	$400,000	—	—	$309,653	—	$709,653
B. Kristian Nagel, Chief Operating Officer	2019	$350,000	—	$52,657	$206,985	$47,105	$656,747
	2018	$21,875	$2,051,397	—	$17,500	—	$2,090,722
Raj Dani, Chief Financial Officer	2019	$326,000	—	$48,383	$186,675	—	$561,058

(1)
Amounts represent the grant date fair value of stock options granted to the Named Executive Officers as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant-date fair value of the stock options are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the Named Executive Officers for the stock options.

(2)
Amounts represent discretionary amounts earned by each of our Named Executive Officers in respect of certain performance and Company operational objectives.

(3)
Amounts represent the actual amount earned by each of our Named Executive Officers under the performance based cash incentive bonus provided for in their letter agreements. See "—Employment, Severance and Change in Control Arrangements—Letter Agreements."

(4)
Included in "All Other Compensation" for 2019 were the following items:

Name	401(k) Plan Company Contributions	Housing Allowance	Moving Expenses	Total
B. Kristian Nagel	$8,400	$37,883	$822	$47,105
(5)
Mr. Durand serves on the Board, but is not paid additional compensation for such service.

Outstanding Equity Awards at 2019 Fiscal Year End

	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable(2)(3)	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date
Andre Durand	6/30/2016	6/30/2016	906,610	—	453,390	7.85	6/29/2026
	9/25/2017	9/30/2017	110,500	—	55,250	8.48	9/24/2027
B. Kristian Nagel	12/28/2018	12/10/2018	318,014	—	159,008	13.44	12/27/2028
Raj Dani	9/13/2016	9/13/2016	249,334	—	124,667	7.85	9/12/2026
	9/25/2017	9/30/2017	28,334	—	14,167	8.48	9/29/2027
	9/18/2018	9/18/2018	62,334	—	31,167	11.79	9/17/2028

(1)
Each stock option was granted pursuant to our 2016 Stock Option Plan.

(2)
The shares underlying the options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 12 successive equal quarterly installments, subject to continuous service. The shares underlying the options will fully vest and will be fully exercised through a cashless net exercise automatically upon a change of control of the Company.

(3)
The shares underlying the options will vest and become exercisable when Vista's return on its investment in the Company equals or exceeds $1.491 billion.

Emerging Growth Company Status

        As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment, Severance and Change in Control Arrangements

Letter Agreements

        We have letter agreements with each of our Named Executive Officers that provide for at-will employment and set forth each executive's annual base salary, target and maximum bonus opportunity and eligibility to participate in our benefit plans generally. Each Named Executive Officer is subject to our standard confidentiality, invention assignment, non-solicit, non-compete and arbitration agreement.

        Mr. Durand's current annual base salary is $435,000 and his target and maximum performance based cash incentive annual bonus is equal to 65.0% and 84.5% of his base salary, respectively. Mr. Nagel's current annual base salary is $350,000 and his target and maximum performance based cash incentive annual bonus is equal to 80.0% and 104.0% of his base salary, respectively. Mr. Dani's current annual base salary is $326,000 and his target and maximum performance based cash incentive annual bonus is equal to 65.0% and 84.5% of his base salary, respectively. The performance based cash incentive bonus for each of our Named Executive Officers provides incentive payments correlated to individual management by objectives and the attainment of pre-established objective financial goals.

        The letter agreements provide that upon a termination by us for any reason other than for "cause" or resignation for "good reason", each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company, Mr. Durand, Mr. Nagel and Mr. Dani will receive a lump sum cash payment equal to 12 months, six months and nine months of base salary, respectively. Mr. Durand is also entitled to a monthly cash payments equal to our contribution toward health insurance for up to 12 months.

Non-Equity Incentive Compensation

        For 2019, our Named Executive Officers were eligible to receive an annual performance based cash incentive award. Performance was assessed against goals and targets that were established for the fiscal year by our Board in the first quarter of 2019. Each performance goal was assigned a "target" level of performance and certain of the performance goals for 2019 included a "stretch" level at which the award opportunity was capped. Achievement of the target performance level would earn the target award, and achievement at or above the stretch performance level (where applicable) would earn a multiple of the target opportunity. Achievements falling below the target or between the target and stretch levels would result in a pro-rated payout. The performance goals used to determine cash incentive awards for 2019 were based on new ARR, billings, free cash flow, new customers acquired and customer churn rate and select product deliverable objectives.

401(k) Plan

        We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Non-Employee Director Compensation

        The following table presents the total compensation for each person who served as a non-employee member of our Board during 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board or representatives of Vista in 2019. Mr. Durand, our Chief Executive Officer, and representatives of Vista receive no compensation for service as directors and, consequently, are not included in this table. The compensation received by Mr. Durand as an employee of the Company is presented in "—Summary Compensation Table."

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
John McCormack	100,000	261,089	361,089
Clifford Chiu	100,000	388,739	488,739
Lisa Hook	100,000	130,545	230,545
Yancey L. Spruill	100,000	140,182	240,182

(1)
Amounts represent the grant date fair value of stock options granted to the Named Executive Officers as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the stock options are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the directors for these restricted stock units.

Non-Employee Director Compensation Structure

        As of December 31, 2019, we compensated our non-employee and non-Vista directors according to the following structure:

Description	Amount
Cash Compensation	$100,000
Additional cash compensation for chair of committee	$20,000
Equity Compensation	$150,000 (restricted stock units)

        All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

        We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

  •
  the related person's relationship to us and interest in the transaction;

  •
  the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

  •
  the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

  •
  the benefits to us of the proposed transaction;

  •
  if applicable, the availability of other sources of comparable products or services; and

  •
  an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

        In addition, under our Code of Ethics our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Director Nomination Agreement

        In connection with our IPO, we entered into a Director Nomination Agreement with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owns as of the completion of our IPO. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the Original Amount; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista's nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director's term regardless of Vista's beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Registration Rights Agreement

        In connection with our IPO, we entered into a registration rights agreement with Vista. Vista is entitled to request that we register Vista's shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be "shelf registrations." Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista's expenses in connection with Vista's exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions ("Registrable Securities"). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act. In addition, Mr. Durand has "piggyback" registration rights under the registration rights agreement, subject to certain terms and conditions.

Indemnification of Officers and Directors

        We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

Relationship with Vista Consulting Group

        Following Vista's acquisition of Ping Identity Corporation, we have utilized Vista Consulting Group, LLC ("VCG") the operating and consulting arm of Vista, for consulting services and executive recruitment, and have also reimbursed VCG for expenses related to participation by Ping Identity employees in VCG sponsored events and for certain enterprise software licenses utilized by Ping Identity, and also paid to VCG related fees and expenses. We recorded expenses to VCG of $0.7 million for the year ended December 31, 2019. Following our IPO, we may continue to engage VCG from time to time, subject to compliance with our related party transactions policy.

Arrangements with Companies Controlled by Vista

        We have subscription arrangements for our solutions with companies controlled by Vista. We recognized revenue in connection with these agreements of $0.6 million for the year ended December 31, 2019. We also purchase services from companies controlled by Vista. We recognized expense of $0.5 million for the year ended December 31, 2019, respectively. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.

Term Loan Facility

        From time to time, Vista may acquire loans incurred by us either from us, in open market transactions or through loan syndications. In connection with our entry into the then existing term loan facility (the "2018 Term Loan Facility") on January 25, 2018, affiliates of Vista collectively acquired $35.0 million of term loans under our 2018 Term Loan Facility. During the year ended December 31, 2019, the largest principal amount of debt under the 2018 Term Loan Facility held by Vista affiliates was $34.8 million. In conjunction with the repayment of debt using proceeds from our IPO, Vista received proceeds of $27.5 million. On December 12, 2019, we refinanced our 2018 Term Loan Facility and former revolving credit facility (the "2018 Revolving Credit Facility and, together with the 2018 Term Loan Facility, the "2018 Credit Facilities"). In conjunction with the repayment of debt using proceeds from the refinancing of the 2018 Credit Facilities, affiliates of Vista received proceeds of $7.1 million. During the year ended December 31, 2019, affiliates of Vista were paid $34.8 million in principal and $1.7 million in interest on the portion of the 2018 Term Loan Facility, respectively, held by them.

Elastic Beam Acquisition

        On April 5, 2018, we entered into a Securities Purchase Agreement, by and among Ping Identity Corporation, the sellers party thereto and Bernard Harguindeguy, pursuant to which we acquired 100% of the voting equity interest in Elastic Beam, Inc. ("Elastic Beam"). Contingent compensation of $4.8 million and $4.2 million, respectively, is payable on the first and second anniversary of the acquisition, contingent on certain individuals remaining employed as of those dates. During the year ended December 31, 2019, we paid the first anniversary payment of $4.8 million. In connection with our acquisition of Elastic Beam, Mr. Harguindeguy, who became our Chief Technology Officer following the acquisition, received $5.8 million in consideration of his equity in Elastic Beam. On the first anniversary of the Elastic Beam Acquisition, Mr. Harguindeguy received (i) $2.4 million in earn-out consideration and (ii) $0.3 million in holdback consideration. In addition, Mr. Harguindeguy may receive up to $2.0 million in additional earn-out consideration, payable on the second anniversary of the Elastic Beam Acquisition.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information about the beneficial ownership of our common stock as of March 10, 2020 for:

  •
  each person or group known to us who beneficially owns more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our Named Executive Officers; and

  •
  all of our directors and executive officers as a group.

        Each shareholder's percentage ownership before the offering is based on 79,741,571 shares of common stock outstanding as of March 10, 2020. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units ("RSUs") that are currently exercisable or exercisable or will vest within 60 days of March 10, 2020 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

        Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Ping Identity Corporation, 1001 17th St, Suite 100, Denver, CO 80202. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Outstanding
Vista Funds	63,367,498	(1)	79.5%
Named Executive Officers and Directors
Andre Durand	1,429,011	(2)	1.8%
B. Kristian Nagel	99,380	(3)	*
Raj Dani	259,254	(4)	*
Rod Aliabadi	—		—
David A Breach	—		—
Clifford Chiu	36,843	(5)	*
Michael Fosnaugh	—		—
Lisa Hook	—		—
John McCormack	40,201	(6)	*
Brian N. Sheth	—		—
Yancey L. Spruill	10,540		*
All executive officers and directors (13 individuals)	2,036,023	(7)	2.5%

(1)
As reported on the Schedule 13G filed February 13, 2020, represents 39,205,967 shares held directly by Vista Equity Partners Fund VI, L.P., 23,684,446 shares held directly by Vista Equity Partners Fund VI-A, L.P. and 477,085 shares held directly by VEPF VI FAF, L.P. Vista Equity Partners Fund VI GP, L.P., or Fund VI GP, is the sole general partner of each of the Vista Funds. Fund VI GP's sole general partner is VEPF VI GP, Ltd. ("Fund VI UGP"). Robert F. Smith is the Sole Director of Fund VI UGP, as well as one of its 11 Members. VEPF Management, L.P. (the "Management Company"), is the sole management company of each of the Vista Funds. The Management Company's sole general partner is VEP Group, LLC ("VEP Group") and the

  Management Company's sole limited partner is Vista Equity Partners Management, LLC ("VEPM"). VEP Group is the Senior Managing Member of the VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, the Management Company and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI UGP, the Management Company and the VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

(2)
Includes 919,011 shares that may be acquired within 60 days upon the exercise of vested options.

(3)
Represents 99,380 shares that may be acquired within 60 days upon the exercise of vested options.

(4)
Represents 259,254 shares that may be acquired within 60 days upon the exercise of vested options.

(5)
Includes 2,333 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(6)
Includes 5,691 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(7)
Includes 1,378,585 shares that be acquired within 60 days upon the exercise of vested options and 8,024 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

PROPOSAL 2—ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED STRUCTURE OF OUR BOARD

Background of the Proposal

        In accordance with our Certificate, and as permitted under the General Corporation Law of the State of Delaware (the "DGCL"), our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this 2020 Annual Meeting, each director is elected to serve a term of three years, with each director's term expiring at the third succeeding annual meeting of shareholders held after the director's election. The directors designated as Class I have terms expiring at the 2020 Annual Meeting; the directors designated as Class II have terms expiring at the 2021 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the 2022 annual meeting of shareholders.

        At the time of our IPO, the Board believed that a classified Board structure was an important piece of the Company's governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, whether to retain the classified Board structure.

        If this proposal is approved by the holders of a majority of shares of the Company's common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified Board. However, if a majority of shares of the Company's common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend our Certificate to declassify the Board (or 66 2/3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to declassify the Board.

        If a majority of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2021 annual meeting of shareholders to amend the Certificate to declassify the Board. An amendment to the Certificate must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2/3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors).

        The amendment to the Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2022 annual meeting of shareholders. To comply with Delaware law, the amendment of the Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2020 and 2021 annual meeting of shareholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2024 annual meeting of shareholders.

        Starting at the 2022 annual meeting of shareholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. Therefore, beginning with the 2024 annual meeting of shareholders, the entire Board would stand for election.

        Additionally, under Delaware law, unless otherwise provided in a company's certificate of incorporation, directors serving on a classified board may only be removed by shareholders for cause, while directors serving on a non-classified board may be removed by shareholders with or without cause. As a result, approval of an amendment to declassify the Board would also result in an amendment to the Certificate to give our shareholders the ability to remove a director from the Board with or without cause from and after the 2024 annual meeting of shareholders (at which point the Board will be fully declassified).

Board's Recommendation to Shareholders

        The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board's and management's goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board's current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons set forth below:

        Long-Term Strategic Thinking and Consistency with Investment Horizons.    We believe that the Company's current board structure allows its directors to develop a deeper familiarity of the Company's business following the IPO and encourages long-term, strategic thinking, which enhances long-term shareholder value. Such a long-term strategic approach is particularly critical for the Company, as our business model requires substantial investments in R&D projects in the short-term that may take years to yield the desired results. Additionally, we have a strong balance sheet with a significant amount of cash that we intend to use for R&D and other investments over the next several years that we believe will create long-term shareholder value. Thus, we believe three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long-term nature of our business.

        Continuity and Stability from Institutional Knowledge.    We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business and competitive environment. The Board believed this at the time of our IPO and continues to believe this today. Experienced directors who are knowledgeable about the Company's fast-paced and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company's new directors an opportunity to gain knowledge about the Company's business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.

        Accountability to Shareholders.    Under the DGCL, all of our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Ethics. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Compensation and Nominating

Committee. This committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is "cause" for removal, subject to the terms of the Certificate. As a result, Ping Identity benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.

        Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer.    The Company's current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company's business.

        The Board recommends that you vote, on an advisory basis, "FOR" the retention of our classified Board structure.

PROPOSAL 3—ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS

Background of the Proposal

        Our Certificate and our amended and restated bylaws (our "Bylaws") provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Certificate. For as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

        Our Certificate provides that at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply if Vista beneficially owns, in the aggregate, 50% or more) in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

  •
  the provision requiring a 66 2/3% supermajority vote for shareholders to amend our Bylaws;

  •
  the provisions providing for a classified board of directors (the election and term of our directors);

  •
  the provisions regarding resignation and removal of directors;

  •
  the provisions regarding entering into business combinations with interested shareholders;

  •
  the provisions regarding shareholder action by written consent;

  •
  the provisions regarding calling special meetings of shareholders;

  •
  the provisions regarding filling vacancies on our Board and newly created directorships;

  •
  the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

  •
  the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

        In addition, our Certificate provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

        At the time of our IPO, the Board believed that the supermajority voting standards under our Certificate and Bylaws were an important piece of the Company's governance structure to safeguard the long-term interests of the Company and its shareholders once Vista no longer holds a majority of our shares. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, whether to retain the supermajority voting standards.

        If this proposal is approved by the holders of a majority of shares of the Company's common stock voting on the proposal at the Annual Meeting, then the Company will retain the supermajority voting standards. Conversely, if a majority of shares of the Company's common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Certificate to remove the supermajority voting standards (or 66 2/3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

        If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards are in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2021 annual meeting of shareholders to amend our Certificate and Bylaws to eliminate the supermajority voting standards. An amendment to the Certificate and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2/3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors) (or 66 2/3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Certificate and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.

        If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

Board's Recommendation to Shareholders

        The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board's and management's goal of maximizing long-term shareholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:

  •
  the supermajority voting standards under our Certificate and Bylaws are appropriately limited and necessary with application only to extraordinary transactions and fundamental changes to corporate governance;

  •
  Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders;

  •
  the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company's shareholders;

  •
  these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;

  •
  these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board's ability to consider the long-term interests of all shareholders; and

  •
  these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

        The Board recommends that you vote, on an advisory basis, "FOR" the retention of the supermajority voting standards in our Certificate and Bylaws.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP for the year ended December 31, 2019 are described below and under "Audit Committee Report."

Fees and Services

        The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$1,392,571	$1,998,066
Audit-Related Fees	$—	$57,000
Tax Fees	$276,580	$36,125
All Other Fees	$900	$27,571

        In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Ping Identity management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

        The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

        The Audit Committee approved all services provided by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

        Ratification of the appointment of PricewaterhouseCoopers LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Ping Identity's shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PricewaterhouseCoopers LLP as our independent registered public accounting firm if it is determined that it is in Ping Identity's best interests to do so.

        The Audit Committee and the Board recommends that you vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2020.

AUDIT COMMITTEE REPORT

        The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of two independent directors (as defined by the NYSE Listing Standards) and one Vista representative and since its formation in connection with our IPO in September 2019, met one time in 2019. Our Audit Committee operates under a written charter, which is posted on our website at investor.pingidentity.com. As provided in the Certificate, the Audit Committee's oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee

  •
  reviewed and discussed the audited financial statements for the year ended December 31, 2019 with our management;

  •
  discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC; and

  •
  received the written disclosures and the letter from the PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by:

Rod Aliabadi

John McCormack

Yancey Spruill

 OTHER MATTERS

        We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

        The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

        Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Business Conduct, Corporate Governance Guidelines and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investor.pingidentity.com, or may be requested in print, at no cost, by email at investor@pingidentity.com or by mail at Ping Identity Holding Corp., 1001 17th Street, Suite 100, Denver, Colorado 80202, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

        We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investor.pingidentity.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

        Ping Identity is paying the expenses of this solicitation. Ping Identity will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Ping Identity will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Ping Identity may solicit proxies in person or by telephone, facsimile, email or other similar means.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. PING IDENTITY HOLDING CORP. 1001 17TH STREET, STE 100 DENVER, CO 8202 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) David A. Breach 02) Michael Fosnaugh 03) Brian Sheth The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 0 0 Against 0 0 0 Abstain 0 0 0 2. To approve, by an advisory vote, to retain the classified structure of our Board of Directors. 3. To approve, by an advisory vote, to retain the supermajority voting standards in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. To ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2020. 4. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000443650_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com PING IDENTITY HOLDING CORP. Annual Meeting of Shareholders May 6, 2020 8:00 AM MDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lauren Romer and Andre Durand and Raj Dani, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PING IDENTITY HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, MDT on 5/6/2020, at 1001 17th Street, Birch Conference Room, Ground Floor, Denver, CO 80202 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000443650_2 R1.0.1.18